(LETTERHEAD OF CAHILL GORDON & REINDEL)











                                November 6, 2001






                                                                  (212) 701-3000


Shire Pharmaceuticals Group plc
East Anton
Andover
Hampshire SP10 5RG
England

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-3 (the "Registration Statement"), which includes the Prospectus of Shire Pharmaceuticals Group plc, a public limited company incorporated under the laws of England and Wales ("Shire"), and Shire Finance Limited, an exempted limited company organized under the laws of the Cayman Islands and a wholly-owned subsidiary of Shire (the "Issuer"), filed by Shire and the Issuer with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the Issuer's 2% Senior Guaranteed Convertible Notes due 2011, guaranteed by Shire (the "Notes"), and Shire's Ordinary Shares, par value (pound)0.05 per share (the "Ordinary Shares" and, together with the Notes, the "Securities"). The Securities are being registered on behalf of certain existing holders of the Securities. The Notes are convertible into exchangeable redeemable preference shares of the Issuer which will be immediately exchanged (unless redeemed at the Company's option for cash) into the Ordinary Shares or American depositary shares representing the Ordinary Shares ("ADSs").

     On the basis and subject to the accuracy of the statements contained in the Registration Statement and such other documents as we



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have considered necessary or appropriate for purposes of this opinion, we hereby confirm that the discussion set forth under the caption "Certain Cayman Islands, U.K. and U.S. Tax Considerations - Material U.S. Federal Income Tax Considerations" in the Registration Statement, insofar as it relates to U.S.
law, describes the material U.S. federal income tax consequences relevant to the purchasers of the Notes, and of the Ordinary Shares and the ADSs for which the preference shares issued upon conversion of the Notes may be exchanged.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of section 11 of the Act. Our consent does not constitute a consent under
Section 7 of the Act, as we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the SEC thereunder.


                                        Very truly yours,


                                        /s/ Cahill Gordon & Reindel